UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2014

SUGARMADE, INC.

 (Exact Name of Registrant as Specified in Charter)

Delaware	000-23446	94-300888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

631 Bridgeway Sausalito, CA	94965
(Address of Principal Executive Offices)	(Zip Code)

(415) 602-1840

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01 Regulation FD Disclosure

On June 30, 2014, Sugarmade, Inc. (the “Company”) determined that it did not have adequate support from convertible note holders and certain creditors to proceed with the proposed acquisition of SWC Group, Inc., a California Corporation dba CarryOutSupplies.com (“CarryOut”), a producer and wholesaler and custom printed and generic takeout supplies (the “Acquisition”). The closing of the Acquisition had been intended for July 9, 2014.

The proposed Acquisition was announced on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2014.  CarryOut, which services the more than 3,000 takeout establishments, restaurants and other food service operators is headquartered at 167 N Sunset Ave, City of Industry, CA 91744, with two additional warehouse locations in Southern California.  During 2013, CarryOut had revenues of in excess of $9 million according to preliminary due diligence completed by the Company.  The respective management teams believe the combined entity will be capable of significantly growing this revenue over future periods by better utilizing salesforce resources, enhancing working capital in order to allow better customer terms for payment, and by expanding product lines.  Each of the operators plan to immediately upon closure of the acquisition to begin cross-selling the respective products with the corporate sales team of CarryOut to mainly focus on small business and retail channels and a Company sales team to mainly focused on sales of cut paper to major corporations and large institutions that desire to lessen the environmental impact of corporate operations.

The closing of the Acquisition is contingent on the following, in addition to other items: 1) Modification to the terms of outstanding Company notes, 2) Modification to the terms of outstanding CarryOut notes, 3) Settlement of material Company debts, 4) The closing of not less than $500,000 of financing, 5) Execution of definitive agreements, 6) Approval of the respective boards of directors and stockholders, and 7) Satisfactory completion of due diligence and financial review of CarryOut.

The Board of Directors of the Company believes that the concessions requested of the note holders and the settlement terms offered to the creditors are reasonable and that the contemplated transaction of the proposed acquisition is in the interest of its shareholders. However, without the modification to the terms of outstanding Company notes finalized and fully executed by July 8, 2014 and/or without the material Company debts fully settled or resolved by July 8, 2014, the Company is not able to secure the financing required to move the proposed Acquisition forward.  In that case, the Company might be forced to cease its operation on July 9, 2014 and liquidate, which would adversely affect the Company’s shareholders.

While the majority of note holders representing the vast majority of total note value have agreed to extend the notes and change other conditions for conversion and repayment, several note holders have not agreed.  Additionally, while creditors representing a majority of the money owed by the Company have agreed to accept stock or a combination of cash and stock to release any potential claim against the Company, several other creditors have not agreed.  As a consequence, the Company is not able to secure the financing required to move the proposed Acquisition forward at this time.  Therefore, at this time, the Company is prepared to cease its operation on July 9, 2014 and liquidate.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995

This current report on Form 8-K contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that concern our strategy, plans or intentions. All statements we make relating to the closing of the Acquisition and related transactions described in this current report or to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are more fully disclosed below under the section headed "Risk Factors" in our Annual Report on Form 10-K, Quarterly Reports on 10-Q and any subsequent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.  There is no assurance that any Acquisition or transactions will ultimately be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUGARMADE, INC.

Dated: June 30, 2014

By:  /s/ Clifton Kuok Wai Leung

Name: Clifton Kuok Wai Leung

Title: Chief Executive Officer